Exhibit 99.1

West Announces Quarterly Dividend and Two-for-One Stock Split

LIONVILLE, Pa., August 24, 2004 — West Pharmaceutical Services, Inc. (NYSE: WST), the global market leader in closure systems and syringe components for use with injectable drugs, today announced that its Board of Directors declared a quarterly cash dividend and approved a 2-for-1 stock split of its common stock.

The quarterly cash dividend of $0.22 per share, pre-split, is an increase from $0.21 per share in the same quarter last year. The dividend will be paid after the stock split, resulting in $0.11 per post-split share payable on November 3, 2004 to shareholders of record on October 20, 2004.

The stock split will be in the form of a 100 percent stock dividend that will be distributed on September 29, 2004 to shareholders of record on September 15, 2004. As of June 30, 2004, there were approximately 15.25 million outstanding West Pharmaceutical Services, Inc. shares, which would increase to 30.5 million.

“Declaring a dividend demonstrates the Board’s confidence in West’s long-term opportunities and financial strength. This is our twelfth consecutive annual increase in the dividend. We are especially pleased to be able to return profits to our shareholders, while continuing to grow,” said West’s Chief Financial Officer William Federici. “With the stock split we hope to make our stock more accessible to a broader range of investors.”

The additional shares will be mailed or delivered on or about September 29, 2004 by the Company’s transfer agent, American Stock Transfer and Trust Company.

About West Pharmaceutical Services, Inc.

West is the world’s premier provider of standard-setting systems and device components for parenterally administered medicines and an emerging leader in the development of drug formulation and delivery system technologies for the nasal and targeted oral delivery of drugs. Internationally headquartered in Lionville, Pennsylvania, West supports its partners and customers from 50 locations throughout North America, South America, Europe, Mexico, Japan, Asia and Australia. For more information, visit West at www.westpharma.com